Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Melody Carey

Rx Communications Group, LLC

Phone: (917) 322-2571

mcarey@RxIR.com

PharmAthene Reports Third Quarter 2015 Financial and Operational Results

ANNAPOLIS, MD – November 6, 2015 – PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against biological threats, today reported its financial and operational results for the third quarter of 2015.

For the three months ended September 30, 2015, PharmAthene recognized revenue of $1.2 million compared to $1.0 million for the corresponding period in 2014. The revenue recognized for the third quarter of 2015 was attributed to the Company’s anthrax vaccine development contract with the National Institutes of Allergy and Infectious Diseases (NIAID). The revenue recognized for the corresponding period in 2014 was primarily attributed to the Company’s contract with the Biomedical Advanced Research and Development Authority (BARDA).

Research and development expenses in the third quarter of 2015 were $1.1 million compared to $1.7 million for the corresponding period in 2014. Research and development expenses decreased primarily due to the de-scoping of the Company’s SparVax® anthrax vaccine contract.

Expenses associated with general and administrative functions were $1.2 million in the third quarter of 2015 compared to $3.2 million for the same period in 2014. The decrease was due to cost reductions achieved under the Company’s March 2015 Realignment Plan and a reduction in legal expenses. The Company expects general and administrative expenses for the fourth quarter of 2015 to be consistent with the third quarter of 2015.

For the third quarter of 2015, the Company reported a net loss of $1.3 million, or $0.02 per share, compared to a net loss of $4.6 million, or $0.08 per share, for the corresponding period in 2014. The sum total of cash and cash equivalents and U.S. Government accounts receivable at September 30, 2015 was $18.0 million compared to $19.1 million at December 31, 2014. The Company has not sold any shares under the controlled equity agreement during 2015.

The Company expects the cost-savings achieved under the Realignment Plan will provide sufficient cash to finance its operations beyond the adjudication of the appeal of the decision of the Delaware Chancery Court awarding PharmAthene $195 million plus post-judgment interest.

About PharmAthene

PharmAthene is a biodefense company engaged in the development of next generation medical countermeasures against biological and chemical threats. The Company’s development portfolio includes two next generation Anthrax vaccines that are intended to improve protection while having favorable dosage and storage requirements compared other Anthrax vaccines.

On January 15, 2015, the Delaware Court of Chancery issued its Final Order and Judgment in PharmAthene’s litigation against SIGA. The Court of Chancery awarded to PharmAthene lump sum expectation damages for the value of PharmAthene’s lost profits for SIGA’s smallpox antiviral, Tecovirimat, also known as ST-246® (formerly referred to as “Arestvyr™” and referred to by SIGA in its recent SEC filings as “Tecovirimat”). In addition, the Court of Chancery ordered SIGA to pay pre-judgment interest and varying percentages of PharmAthene’s reasonable attorneys’ and expert witness fees. On October 7, 2015 oral arguments in SIGA’s appeal and PharmAthene’s cross-appeal of the January 15, 2015 Final Order and Judgement took place in the Delaware Supreme Court. The court’s determination of the final amount of the award, along with the decision itself, will remain subject to appeal by SIGA to the Delaware Supreme Court and PharmAthene’s ability to collect a monetary judgment from SIGA remains subject to that appeal and further proceedings in the Bankruptcy Court.

Forward-Looking Statement Disclaimer

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risks associated with our interest in the judgment relating to Tecovirimat, also known as ST-246® (formerly referred to as “Arestvyr™” and referred to by SIGA in its recent SEC filings as “Tecovirimat”) (including the risk that we will not be able to collect any amounts related thereto); risks relating to our continuing ability to recognize cost reductions; risks associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates; funding delays and/or reductions or elimination of U.S. government funding and/or non-renewal of expiring funding under our September 2014 contract with NIAID after we receive funding of approximately $7.5 million over the base period and the first option; risks associated with our common stock; risks associated with our net operating loss carryforwards, or NOLs; risks associated with delays caused by third parties challenging government contract awards to us; risks associated with unforeseen safety and efficacy issues; risks associated with our realignment plan; risks associated with accomplishing any future strategic partnerships or business combinations; risks associated with continuing funding requirements and dilution related thereto; risks relating to our ability to continue to satisfy the listing requirements of the NYSE MKT; and other risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission. On January 15, 2015, the Delaware Court of Chancery issued its Final Order and Judgment in PharmAthene’s litigation against SIGA. The Court of Chancery awarded to PharmAthene lump sum expectation damages for the value of PharmAthene’s lost profits for SIGA’s smallpox antiviral, Tecovirimat. In addition, the Court of Chancery ordered SIGA to pay pre-judgment interest and varying percentages of PharmAthene’s reasonable attorneys’ and expert witness fees. Under the Final Order and Judgment, PharmAthene is also entitled to post-judgment simple interest. PharmAthene’s entitlement to interest from and after SIGA’s bankruptcy filing (as described below) may be negatively impacted by the Bankruptcy Code. SIGA has filed a notice of appeal with the Delaware Supreme Court in which it challenges various findings of the Court of Chancery and seeks to set aside the Final Order and Judgment, and we have filed a notice of cross-appeal. On October 7, 2015 oral arguments in SIGA’s appeal and PharmAthene’s cross-appeal of the January 15, 2015 Final Order and Judgment took place in the Delaware Supreme Court. There can be no assurances that the Delaware Supreme Court will rule in PharmAthene’s favor.

As a result, the decision could be reversed, remanded or otherwise changed. There can be no assurances if and when PharmAthene will receive any payments from SIGA as a result of the decision. SIGA has stated publicly that it does not currently have cash sufficient to satisfy the award. It is also uncertain whether SIGA will have such cash in the future. PharmAthene’s ability to collect the Judgment depends upon a number of factors, including SIGA’s financial and operational success, which is subject to a number of significant risks and uncertainties (certain of which are outlined in SIGA’s filings with the SEC), as to which we have limited knowledge and which we have no ability to control, mitigate or fully evaluate. SIGA disclosed in its Current Report on Form 8-K filed April 29, 2015 that it entered into a modification to its contract with BARDA on April 29, 2015 to increase the provisional dosage of Tecovirimat and extend the delivery schedule. Furthermore, because SIGA has filed for protection under the federal bankruptcy laws, PharmAthene is automatically stayed from taking any enforcement action in the Delaware Court of Chancery. By agreement of the parties, and with the approval of the Bankruptcy Court, the automatic stay has been lifted for the sole purpose of allowing the Delaware Court of Chancery to enter a money judgment and to allow the parties to exercise their appellate rights. Our ability to collect a money judgment from SIGA, if any, remains subject to further proceedings in the Bankruptcy Court. Further, at this point, future government funding to support the development of rBChE and SparVax® is unlikely. Even if we received such funding, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for all of our product candidates. It is also uncertain whether any of our product candidates will be shown to be safe and effective and approved by regulatory authorities for use in humans.

Finally, PharmAthene can offer no assurances that it has correctly estimated the resources necessary to execute under its NIAID contract and seek partners, co-developers or acquirers for its other programs under its realignment plan. If a larger workforce or one with a different skillset is ultimately required to implement the realignment plan successfully, or if PharmAthene inaccurately estimated the cash and cash equivalents necessary to finance its operations until SIGA’s appeal has been adjudicated and it has received SIGA’s payment, if PharmAthene prevails on appeal, its business, results of operations, financial condition and cash flows may be materially and adversely affected.

Copies of PharmAthene's public disclosure filings are available on our website under the investor relations tab at www.PharmAthene.com.

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Tables Follow

PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$17,389,409	$18,643,351
Billed accounts receivable	-	110,656
Unbilled accounts receivable	659,663	297,431
Prepaid expenses and other current assets	196,478	199,194
Total current assets	18,245,550	19,250,632

Property and equipment, net	248,270	325,772
Other long-term assets and deferred costs	53,384	53,384
Goodwill	2,348,453	2,348,453
Total assets	$20,895,657	$21,978,241

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$306,172	$391,396
Accrued expenses and other liabilities	1,453,123	1,195,412
Accrued restructuring expenses	619,119	-
Short-term debt	-	746,146
Other short-term liabilities	-	70,326
Current portion of derivative instruments	2,355	178,509
Total current liabilities	2,380,769	2,581,789

Accrued restructuring expenses - long term	184,018	-
Other long-term liabilities	431,015	493,137
Derivative instruments, less current portion	227,898	629,170
Total liabilities	3,223,700	3,704,096

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 64,358,834 and 63,603,303 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	6,436	6,360
Additional paid-in-capital	240,151,146	238,780,633
Accumulated other comprehensive loss	-	(229,528)
Accumulated deficit	(222,485,625)	(220,283,320)
Total stockholders' equity	17,671,957	18,274,145
Total liabilities and stockholders' equity	$20,895,657	$21,978,241

PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Contract revenue	$1,155,839	$962,451	$9,374,155	$8,363,909

Operating expenses:
Research and development	1,125,865	1,728,929	3,962,019	7,528,616
General and administrative	1,231,035	3,192,427	5,246,396	8,289,788
Restructuring expense	422,482	-	2,519,273	-
Depreciation	35,005	37,125	108,798	113,272
Total operating expenses	2,814,387	4,958,481	11,836,486	15,931,676

Loss from operations	$(1,658,548)	$(3,996,030)	$(2,462,331)	$(7,567,767)
Other income (expense):
Interest expense, net	(9,888)	(46,930)	(48,492)	(173,356)
Realization of cumulative translation adjustment	-	-	(229,192)	-
Change in fair value of derivative instruments	359,796	(560,487)	577,426	464,703
Other income (expense)	(691)	80	6,594	(1,470)
Total other income (expense)	349,217	(607,337)	306,336	289,877

Net loss before income taxes	(1,309,331)	(4,603,367)	(2,155,995)	(7,277,890)
Income tax provision	(15,437)	(25,068)	(46,310)	(48,105)
Net loss	$(1,324,768)	$(4,628,435)	$(2,202,305)	$(7,325,995)

Basic and diluted net loss per share	$(0.02)	$(0.08)	$(0.03)	$(0.13)
Weighted average shares used in calculation of basic and diluted net loss per share	64,187,618	58,952,731	63,858,500	55,577,550